Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. REPORTS FIRST QUARTER RESULTS

HOPKINSVILLE, Ky. (April 22, 2005) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the first quarter ended March 31, 2005. Net income for the first quarter ended March 31, 2005, was $993,000, or $0.27 per share, compared with net income of $947,000, or $0.26 per share, for the first quarter in 2004.

Commenting on the first quarter results, John E. Peck, president and chief executive officer, said, “The Company’s non-interest income growth is impressive as our new deposit and investment products are being well received by our customers. For the quarter ended March 31, 2005, non-interest income was $968,000, an increase of $176,000 over the same period in 2004. The increase in non-interest income was primarily the result of a $149,000 increase in service charge income. Other fee income increased by $215,000 over the same period last year due to improved operating results from subsidiary insurance and investment service activities. The Company continues to focus on growing its demand deposit account base in an effort to lower its cost of funds. Loan growth is strong, with commercial lending leading the way.

“In addition, at March 31, 2005, total assets increased to $582.1 million compared with $579.7 million at December 31, 2004; deposits increased to $438.2 million compared with $436.2 million at December 31, 2004; while net loans increased to $361.2 million compared with $356.8 million at December 31, 2004.”

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has nine offices in western Kentucky as well as Fall & Fall Insurance of Fulton, Kentucky and Heritage Solutions of Murray, Kentucky. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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HFBC Announces First Quarter Results

April 28, 2005

HOPFED BANCORP, INC.

ARTICLE I Selected Financial Data

(In thousands, except per share data)

ARTICLE II

	Three Months Ended March 31,
	2005	2004
Earnings Summary
Interest income on loans	$5,000	$4,720
Interest income on taxable investments	1,607	1,326
Interest income on non taxable investments	208	242
Interest income on time deposits	10	6

Total interest income	6,825	6,294

Interest expense on deposits	2,569	2,429
Interest expense on subordinated debentures	167	110
Interest expense on FHLB advances	682	426

Total interest expense	3,418	2,965

Net interest income	3,407	3,329

Provision for loan losses	300	300

Net interest income after provision for loan losses	3,107	3,029

Non-interest income:
Gain on sale of assets	4	—
Gain on sale of investments	—	171
Gain on sale of loans	11	32
Service charges	530	381
Other	423	208

Total non-interest income	968	792

Non-interest expense:
Salaries and benefits	1,433	1,256
Intangible amortization	95	95
Occupancy expense	224	169
Data processing	281	198
State deposit taxes	108	116
Loss on sale of fixed assets	—	7
Other operating expenses	523	555

Total non-interest expense	2,664	2,396

Net income before income taxes	1,411	1,425

Federal income tax expense	418	478

Net income	$993	$947

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HFBC Announces First Quarter Results

April 28, 2005

ARTICLE III

	Three Months Ended March 31,
	2005	2004
Earnings per share - basic	$0.27	$0.26
Earnings per share - diluted	$0.27	$0.26
Dividend per share	$0.12	$0.12

Weighted average shares outstanding – Basic	3,639,283	3,630,396

Weighted average shares outstanding – Diluted	3,667,361	3,661,397

ARTICLE IV

	As of
	March 31, 2005	December 31, 2004
Total assets	$582,131	$579,731
Loans receivable, gross	364,607	360,098
Securities available for sale	153,039	158,181
Securities held to maturity	22,732	22,768
Allowance for loan losses	3,423	3,273
Total deposits	438,239	436,195
Total borrowings	91,676	91,629
Stockholder’s equity	48,641	49,373
Book value	13.37	13.58

Allowance for loan loss as a percent of gross loans	0.94%	0.91%
Non performing assets as a percent of assets	0.12%	0.13%
Nonaccrual and 90 days or more past due loan as a percent of gross loans	0.15%	0.18%

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